Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

FIRST WAVE BIOPHARMA, INC.;

IMMUNO MERGER SUB I, INC.;

IMMUNO MERGER SUB II, LLC;

and

IMMUNOGENX, INC.

Dated as of March 13, 2024

TABLE OF CONTENTS

Page

Section 1.	Definitions and Interpretative Provisions	3

1.1	Definitions	3
1.2	Other Definitional and Interpretative Provisions	14

Section 2.	Description of Transaction	15

2.1	The Merger	15
2.2	Effects of the Merger	15
2.3	Closing; First Effective Time; Second Effective Time	15
2.4	Certificate of Designation; Organizational Documents; Directors and Officers	16
2.5	Merger Consideration; Effect of Merger on Company Capital Stock	17
2.6	Conversion of Stock	17
2.7	Closing of the Company’s Transfer Books	18
2.8	Exchange of Shares	18
2.9	Stock Options	19
2.10	Company Warrants	20
2.11	Other Company Convertible Securities	20
2.12	Appraisal Rights	20
2.13	Further Action	21
2.14	Intended Tax Treatment	21
2.15	Withholding	21

Section 3.	Representations and Warranties of the Company	22

3.1	Due Organization; Subsidiaries	22
3.2	Organizational Documents	22
3.3	Authority; Binding Nature of Agreement	22
3.4	Vote Required	23
3.5	Non-Contravention; Consents	23
3.6	Capitalization	24
3.7	Financial Statements	25
3.8	Absence of Changes	26
3.9	Absence of Undisclosed Liabilities	28
3.10	Title to Assets	28
3.11	Real Property; Leasehold	28
3.12	Intellectual Property	29
3.13	Agreements, Contracts and Commitments	32
3.14	Compliance; Permits; Restrictions	34
3.15	Legal Proceedings; Orders	37
3.16	Tax Matters	37
3.17	Employee and Labor Matters; Benefit Plans	39
3.18	Environmental Matters	42

3.19	Insurance	42
3.20	No Financial Advisors	42
3.21	Transactions with Affiliates	43
3.22	Privacy and Data Security	43
3.23	Accredited Investors	43
3.24	No Other Representations or Warranties	43

Section 4.	Representations and Warranties of Parent and Merger Subs	44

4.1	Due Organization; Subsidiaries	44
4.2	Organizational Documents	45
4.3	Authority; Binding Nature of Agreement	45
4.4	Vote Required	45
4.5	Non-Contravention; Consents	46
4.6	Capitalization	47
4.7	SEC Filings; Financial Statements	48
4.8	Absence of Changes	50
4.9	Absence of Undisclosed Liabilities	52
4.10	Title to Assets	52
4.11	Real Property; Leasehold	52
4.12	Intellectual Property	52
4.13	Agreements, Contracts and Commitments	56
4.14	Compliance; Permits; Restrictions	56
4.15	Legal Proceedings; Orders	59
4.16	Tax Matters	60
4.17	Employee and Labor Matters; Benefit Plans	62
4.18	Environmental Matters	64
4.19	Insurance	65
4.20	Transactions with Affiliates	65
4.21	No Financial Advisors	65
4.22	Valid Issuance; No Bad Actor	65
4.23	Privacy and Data Security	66
4.24	No Other Representations or Warranties	66

Section 5.	Agreements of the Parties	66

5.1	Stockholder Notice	66
5.2	Proxy Statement	67
5.3	Employee Benefits; Employment Agreements	68
5.4	Parent Stockholder Meeting	68
5.5	Indemnification of Officers and Directors	69
5.6	Tax Matters	70
5.7	Legends	71
5.8	Officers and Directors	71
5.9	Termination of Certain Agreements and Rights	71
5.10	Section 16 Matters	72
5.11	Listing	72

5.12	Allocation Certificate	72
5.13	Obligations of Merger Subs	72
5.14	Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock	72
5.15	Takeover Statutes	72
5.16	Private Placement	73

Section 6.	Conditions Precedent to Obligations of Each Party	73

6.1	No Restraints	73
6.2	Company Stockholder Approval	73

Section 7.	Closing Deliveries	73

7.1	Closing Deliveries of the Company	73
7.2	Closing Deliveries of Parent	74

Section 8.	Miscellaneous Provisions	74

8.1	Non-Survival of Representations and Warranties	74
8.2	Amendment	75
8.3	Waiver	75
8.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	75
8.5	Applicable Law; Jurisdiction	75
8.6	Assignability	76
8.7	Notices	76
8.8	Cooperation	77
8.9	Severability	77
8.10	Other Remedies; Specific Performance	77
8.11	No Third-Party Beneficiaries	78
8.12	Expenses	78

Exhibits:

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Parent Stockholder Support Agreement

Exhibit C	Form of Lock-Up Agreement

Exhibit D	Form of Restrictive Covenants Agreement

Exhibit E	Form of Certificate of Designation

Exhibit F	Form of Letter of Transmittal

Exhibit G	Form of Accredited Investor Questionnaire

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 13, 2024, by and among First Wave BioPharma, Inc., a Delaware corporation (“Parent”), IMMUNO Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), IMMUNO Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and ImmunogenX, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A.            Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B.            Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger.

C.            The Parties intend, for U.S. federal (and applicable state and local) income Tax purposes, that (a) this Agreement constitutes, and is hereby adopted by the parties hereto as a, “plan of reorganization” for purposes of Section 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (b) the First Merger and Second Merger, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, to which Parent and the Company are parties under Section 368(b) of the Code.

D.            The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve (a) the conversion of the Parent Convertible Preferred Stock issued pursuant to this Agreement into shares of Parent Common Stock in accordance with Nasdaq Listing Rule 5635(a) (the “Conversion Proposal”), (b) if deemed necessary or appropriate by Parent or as otherwise required by applicable Law or Contract, to authorize the amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock in Parent’s certificate of incorporation for the conversion of Parent Convertible Preferred Stock issued pursuant to this Agreement (the “Charter Amendment Proposal” and together with the Conversion Proposal, the “Parent Stockholder Matters”) and (c) the Certificate of Designation.

E.             A majority of the holders of Parent Series B Preferred Stock outstanding as of the date of this Agreement have authorized the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions (including the Conversion Proposal).

F.             The First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

G.             The Second Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

H.            In connection with the transactions contemplated hereby, each Convertible Note of the Company shall convert in accordance with its terms, or be deemed to convert in accordance with an applicable agreement, into shares of Company Common Stock, which shares shall be entitled to the right to receive the consideration set forth herein.

I.              The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions (“Company Board Approval”).

J.              Subsequent to Company Board Approval, but prior to the execution and delivery of this Agreement, the requisite Company stockholders by written consent and in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL (i) approved and adopted this Agreement and the Contemplated Transactions, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledged that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (such consent, the “Company Stockholder Written Consent”), and the Company Stockholder Written Consent is to become effective by its terms immediately following the execution of this Agreement by the parties hereto.

K.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the persons set forth on Section A of the Company Disclosure Schedule are executing voting agreements in substantially the form attached hereto as Exhibit A (the “Voting Agreement” and collectively, the “Voting Agreements”).

L.             Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent set forth on Section A of the Parent Disclosure Schedule (solely in their capacity as stockholders) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth herein, agreed to vote all of their shares of Parent Capital Stock in favor of the Parent Stockholder Matters.

M.           Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, all of the stockholders of the Company set forth on Section B of the Company Disclosure Schedule (the “Company Signatories”) and all of the stockholders of the Parent set forth on Section B of the Parent Disclosure Schedule (the “Parent Signatories”) are executing lock-up agreements in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreements”).

N.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons set forth on Section C of the Company Disclosure Schedule are executing restrictive covenants agreements in substantially the form attached hereto as Exhibit D (the “Restrictive Covenants Agreement” and collectively, the “Restrictive Covenants Agreements”).

O.            Immediately following the execution and delivery of this Agreement, but prior to the filing of the Certificate of Merger, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1.      Definitions and Interpretative Provisions.

1.1            Definitions.

(a)            For purposes of the Agreement (including this Section 1):

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“Allocation Certificate” shall have the meaning set forth in Section 5.11.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Certificate of Designation” means a certificate of designation for Parent Preferred Stock Payment Shares in the form attached hereto as Exhibit E.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Audited Financial Statements” means the audited balance sheet of the Company, and the related audited statement of income and comprehensive income, consolidated statement of changes in stockholders’ equity and statement of cash flows of the Company for the years ended December 31, 2021, December 31, 2022 and December 31, 2023, together with the notes thereto.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company is a Party, (b) by which the Company is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company (i) sponsors, maintains, administers, or contributes to, or has any obligation to contribute to or provide benefits under or through, or may reasonably be expected to have any Liability, and (ii) which provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company that is necessary for, or used or held for use in, the operation of the business of the Company as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, or (b) the Company’s ability to consummate the Contemplated Transactions; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (i) the announcement of this Agreement or the pendency of the Contemplated Transactions, (ii) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, or (iv) any change in GAAP or applicable Law or the interpretation thereof, (v) general economic or political conditions or conditions generally affecting the industries in which the Company operates; except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting the Company, relative to other similarly situated companies in the industries in which the Company operates.

“Company Merger Shares” means the total number of shares of Parent Common Stock issuable to the Company shareholders determined by (i) dividing the Company Valuation by (y) the Parent Share Price.

“Company Options” means options or other rights to purchase shares of Company Common Stock granted by the Company, including pursuant to any Company Option Plan, as an “inducement” award.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the First Effective Time expressed on a fully diluted basis, and assuming, without limitation or duplication, the issuance of shares of Company Common Stock in respect of all Company Options, Company Warrants and the conversion of each share of Company Preferred Stock into shares of Company Common Stock pursuant to the terms of the Company’s certificate of incorporation, whether conditional or unconditional, that will be outstanding as of immediately prior to the First Effective Time.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Stockholder Written Consent” shall have the meaning set forth in the recitals.

“Company Unaudited Balance Sheet” means the estimated unaudited statement of assets, liabilities and equity of the Company for December 31, 2023.

“Company Valuation” means eighty-five million dollars ($85,000,000).

“Company Warrants” means that certain (1) Warrant to Purchase Common Stock of ImmunogenX, Inc. dated as of September 6, 2023, by and between Mattress Liquidators, Inc. and the Company, and (2) Warrant to Purchase Common Stock of ImmunogenX, Inc. dated as of October 1, 2022, by and between Mattress Liquidators, Inc. and the Company.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of April 19, 2023, by and between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including the Conversion Proposal and the Charter Amendment Proposal.

“Convertible Note” means each note set forth on Schedule 1.1(a)(ii), which collectively constitute all of the outstanding convertible notes entered into by the Company, as debtor, the principal and accrued interest of which shall convert, or be deemed to convert in accordance with an applicable agreement, into shares of Company Common Stock immediately prior to the Closing.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) any individual employment, consulting, change in control, severance pr other agreement or arrangements; or (C) any plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (A) or (B) above; and (D) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient (rounded to three decimal places) obtained by dividing (x) the Company Merger Shares by (b) the Company Outstanding Shares. The Parties agree that the Exchange Ratio is 2.649.

“First Merger Sub Board” means the board of directors of First Merger Sub.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) trade secrets, know how, inventions (including conceptions and/or reductions to practice), invention disclosures, methods, processes, protocols, specifications, techniques, discoveries and improvements, formulae, confidential and proprietary information, technical information, designs, drawings, procedures, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) an executive officer of Parent; and (ii) any employee of Parent that reports directly to the board of directors of Parent or to an executive officer of Parent.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Unaudited Interim Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2023, included in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Parent Employee Plan” means any Employee Plan that Parent (i) sponsors, maintains, administers, or contributes to, or has any obligation to contribute to or provide benefits under or through, or may reasonably be expected to have any Liability, and (ii) which provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Parent Warrants” means the warrants to purchase shares of Parent Common Stock issued by Parent.

“Parent IP Rights” means all Intellectual Property owned, licensed or controlled by Parent or any of its Subsidiaries that is necessary for, or used or held for use in, the operation of the business of Parent or any of its Subsidiaries as presently conducted.

“Parent IP Rights Agreement” means any Contract governing, related or pertaining to any Parent IP Rights.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent, taken as a whole, or (b) Parent’s ability to consummate the Contemplated Transactions; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) the announcement of the Agreement or the pendency of the Contemplated Transactions, (ii) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (iii) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of the Agreement, (iv) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (v) any change in GAAP or applicable Law or the interpretation thereof or (vi) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates; except, in each case with respect to clauses (iv), (v) and (vi), to the extent materially and disproportionately affecting Parent and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock granted by Parent, including pursuant to any Parent Stock Plan, as an “inducement” award.

“Parent Preferred Stock” means Parent Series B Preferred Stock, Parent Series C Preferred Stock, Parent Series D Preferred Stock, Parent Series E Preferred Stock and Parent Series F Preferred Stock, together with the Parent Convertible Preferred Stock.

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent Series B Preferred Stock” means Series B Convertible Preferred Stock of Parent, $0.0001 par value per share.

“Parent Series C Preferred Stock” means Series C Convertible Preferred Stock of Parent, $0.0001 par value per share.

“Parent Series D Preferred Stock” means Series D Convertible Preferred Stock of Parent, $0.0001 par value per share.

“Parent Series E Preferred Stock” means Series E Convertible Preferred Stock of Parent, $0.0001 par value per share.

“Parent Series F Preferred Stock” means Series F Convertible Preferred Stock of Parent, $0.0001 par value per share.

“Parent Share Price” means seven dollars ($7.00).

“Parent Restricted Stock Units” means any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent Stock Plan.

“Party” or “Parties” means the Company, Merger Subs and Parent.

“PEO Plan” means a plan, program, policy or arrangement sponsored or maintained by a third party “professional employer organization.”

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Balance Sheet or the Parent Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person.

“Privacy Laws” mean Laws relating to privacy, security and/or collection, use or other processing of Personal Information.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Sub Board” means the board of managers of Second Merger Sub.

“Securities Act” means the Securities Act of 1933, as amended.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Tax” means (i) any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble	First Effective Time	2.3
Allocation Certificate	5.10	First Merger	Recitals
Assumed Options	2.9	First Merger Sub	Preamble
Business Associate Agreement	3.14(i)	GAAP	3.7(a)
Capitalization Date	4.6(a)	HIPAA	3.14(i)
Certifications	4.7(a)	Intended Tax Treatment	2.13
Closing	2.3	Investor Agreements	5.8
Closing Date	2.3	Lock-Up Agreement	Recitals
Closing Distribution	2.6(e)	Merger	Recitals
Company	Preamble	Merger Consideration	2.5
Company Board Approval	Recitals	Nasdaq Listing Application	5.11
Company Consultant	3.17(a)	Non-Scheduled Company IP Contracts	3.12(b)
Company Disclosure Schedule	Section 3	Old Stock Options	2.9
Company Employee	3.17(a)	Parent	Preamble
Company Financials	3.7(a)	Parent 2014 Plan	4.6(c)
Company Material Contract	3.13(a)	Parent 2020 Plan	4.6(c)
Company Material Contracts	3.13(a)	Parent Board Recommendation	5.4(b)
Company Option Plan	3.6(c)	Parent Common Stock Consideration Cap	2.5
Company Permits	3.14(b)	Parent Common Stock Payment Shares	2.5
Company Product Candidates	3.14(b)	Parent Consultant	4.17(a)
Company Real Estate Leases	3.11	Parent Disclosure Schedule	Section 4
Company Stockholder Written Consent	Recitals	Parent Employee	4.17(a)
Contingent Workers	3.17(a)	Parent Grant Date	4.6(f)
Conversion Proposal	Recitals	Parent Material Contracts	4.13(a)
Costs	5.5(a)	Parent Permits	4.14(b)
D&O Indemnified Parties	5.5(a)	Parent Preferred Stock Payment Shares	2.5
Disqualifying Event	4.22	Parent Product Candidates	4.14(b)
Dissenting Shares	2.12	Parent Real Estate Leases	4.11
Drug Regulatory Agency	3.14(c)	Parent Regulatory Permits	4.14(d)
EDGAR	Section 4	Parent SEC Documents	4.7(a)
Exchange Agent	2.8(a)	Parent Stock Plans	4.6(c)
FDA	3.14(c)	Parent Stockholder Matters	5.4(a)
FDCA	3.14(c)	Parent Stockholder Meeting	5.4(a)
First Certificate of Merger	2.3	PHSA	3.14(c)

Privacy Policies	3.22	Second Effective Time	2.3
Proxy Statement	5.2(a)	Second Merger	Recitals
Required Company Stockholder Vote	3.4	Second Merger Sub	Preamble
Required Parent Stockholder Vote	4.4	Stockholder Notice	5.1
Restricted Covenants Agreement	Recitals	Transfer Taxes	5.6(b)
Second Certificate of Merger	2.3	Voting Agreement	Recitals
		Withholding Agent	2.14

1.2            Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2.      Description of Transaction.

2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, the Company will continue as the surviving company of the First Merger (the “First Step Surviving Company”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Company will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Company shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving company in the Second Merger (the “Surviving Company”).

2.2            Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger, and in the applicable provisions of the DGCL. As a result of the First Merger, the First Step Surviving Company will become a wholly owned subsidiary of Parent. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger, and in the applicable provisions of the DGCL and DLLCA.

2.3            Closing; First Effective Time; Second Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9 the consummation of the Merger (the “Closing”) shall take place remotely, on the date of this Agreement, or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

2.4            Certificate of Designation; Organizational Documents; Directors and Officers.

(a)            Prior to the First Effective Time, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b)            As of the First Effective Time:

(i)            the certificate of incorporation of the First Step Surviving Company shall be amended and restated as set forth in an exhibit to the First Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii)           the bylaws of the First Step Surviving Company shall be identical to the bylaws of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and

(iii)          the directors and officers of the First Step Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Company, shall be such persons as mutually agreed to by Parent and the Company.

(c)            As of the Second Effective Time:

(i)            the manager of the Surviving Company in accordance with the certificate of formation and limited liability company agreement of the Surviving Company, shall be Parent;

(ii)           the limited liability company agreement of the Surviving Company shall be identical to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided that (I) the limited liability company agreement of the Surviving Company shall comply with Section 5.5 and (II) all references to Second Merger Sub in the limited liability company agreement of the Surviving Company shall be changed to reference to ImmunogenX, LLC; and

(iii)          the certificate of formation of the Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Surviving Company, until thereafter further amended in accordance with DLLCA and as provided in such certificate of formation, except that Article I of the certificate of formation of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is ImmunogenX, LLC”.

(iv)          the officers of the Surviving Company, each to hold office in accordance with certificate of formation and limited liability company agreement of the Surviving Company, shall be such persons as mutually agreed to by Parent and the Company.

2.5            Merger Consideration; Effect of Merger on Company Capital Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of Company Capital Stock at the Closing and amounts reserved for Company Options shall be (a) 36,830 shares of Parent Common Stock (“Parent Common Stock Payment Shares”), which shares shall represent a number of shares equal to no more than 19.9% of the outstanding shares of Parent Common Stock as of immediately before the First Effective Time (the “Parent Common Stock Consideration Cap”), and (b) in the event the aggregate number of shares of Parent Common Stock Payment Shares issued to any Company stockholder at Closing would result in the issuance of shares of Parent Common Stock in an amount in excess of the Parent Common Stock Consideration Cap, Parent shall issue to such Company stockholders shares of Parent Common Stock up to the Parent Common Stock Consideration Cap and shall issue the remaining balance to such stockholders a total of 11,777.418 shares of Parent Convertible Preferred Stock (“Parent Preferred Stock Payment Shares”); provided, that, as required under certain Nasdaq Stock Market Rules that are applicable to Parent, none of the shares of Parent Preferred Stock Payment Shares may be converted into shares of Parent Common Stock unless and until the Conversion Proposal is approved by the approval of the Parent Stockholder Matters at the Parent Stockholders’ Meeting pursuant to Section 5.3. Each Parent Preferred Stock Payment Share shall be convertible into one thousand (1,000) shares of Parent Common Stock, subject to and contingent upon the approval of the Conversion Proposal and the terms of the Certificate of Designation.

2.6            Conversion of Stock.

(a)            At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or Parent:

(i)            any shares of Company Common Stock held as treasury stock or held or owned by the Company immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)           subject to Section 2.5 and Section 2.6(c), each share of Company Capital Stock outstanding immediately prior to the First Effective Time (excluding shares to be canceled pursuant to Section 2.6(a)(i) and excluding Dissenting Shares) shall be automatically converted solely into the right to receive the number of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares as set forth on the Allocation Certificate.

(b)            If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, such shares of Company Common Stock shall no longer be subject to any right of repurchase, risk of forfeiture or other such conditions.

(c)            No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Parent Common Stock a holder of Company Capital Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share.

(d)            At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or stockholder of Parent, each share of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one share of common stock of the First Step Surviving Company. If applicable, each stock certificate of First Merger Sub evidencing ownership of any such share shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Company.

(e)            At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Company, Second Merger Sub or their respective members, each share of common stock of the First Step Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

2.7            Closing of the Company’s Transfer Books. At the First Effective Time: (a) all holders of (i) certificates representing shares of Company Capital Stock and (ii) book-entry shares representing shares of Company Capital Stock, in each case, that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the First Effective Time. If, after the first Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the First Effective Time is presented to the Exchange Agent or to the Surviving Entity, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.5 and 2.8.

2.8            Exchange of Shares.

(a)            On or prior to the Closing Date, Parent and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the First Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Capital Stock issuable pursuant to Section 2.6(a) in exchange for Company Capital Stock.

(b)            Promptly after the First Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Capital Stock that were converted into the right to receive Merger Consideration: (i) a letter of transmittal in substantially the form attached hereto as Exhibit F (the “Letter of Transmittal”) and an Accredited Investor Questionnaire in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of Company Capital Stock in exchange for book-entry shares of Parent Capital Stock representing Merger Consideration. Upon surrender of a duly executed Letter of Transmittal, Accredited Investor Questionnaire and such other documents as may be reasonably required by the Exchange Agent or Parent, the Exchange Agent shall issue and the holder of such Company Capital Stock shall be entitled to receive in exchange therefor book-entry shares representing Parent Capital Stock representing Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6(a).

(c)            No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the First Effective Time shall be paid to the holder of any Company Capital Stock with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder delivers a duly executed Letter of Transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)            Any shares of Parent Capital Stock deposited with the Exchange Agent that remain undistributed to holders of Company Capital Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore delivered a duly executed Letter of Transmittal in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Capital Stock and any dividends or distributions with respect to shares of Parent Capital Stock.

(e)            No Party shall be liable to any holder of any Company Capital Stock or to any other Person with respect to any shares of Parent Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9            Stock Options. At the First Effective Time, each Company Option which is outstanding immediately prior to the First Effective Time, whether vested or unvested (“Old Stock Options”), shall be accelerated and deemed vested and shall automatically be converted as of the First Effective Time into options to purchase Parent Common Stock (such options as so converted, “Assumed Options”), which Assumed Options shall be identical to the Old Stock Options in all material respects, except that (i) upon exercise of the Assumed Option, the optionholder will receive Parent Common Stock rather than Company Common Stock, (ii) the number of shares of Parent Common Stock covered by each Assumed Option shall equal the number of shares of Company Common Stock covered by the corresponding Old Stock Option multiplied by the Exchange Ratio (rounded down to the nearest whole share), (iii) the exercise price of each Assumed Option shall equal the exercise price applicable to the corresponding Old Stock Option divided by the Exchange Ratio (rounded down to the nearest whole penny) and (iv) the committee that administers the plan by which such Assumed Options are governed shall be a committee established by the Parent Board. In all other material respects, the Assumed Options shall be governed by the terms of the Company Option Plan at and after the First Effective Time, subject to such additional modifications as the Parent Board or such committee deems appropriate to reflect the Merger, to the extent permissible under the terms of the Company Option Plan without the consent of the holder of the Assumed Options. Promptly after the First Effective Time, Parent shall use its reasonable best efforts to register the shares issuable upon exercise of the New Stock Options under the Securities Act of 1933, and to keep such registration in effect until such time as all New Stock Options have been exercised, expire or otherwise are no longer outstanding. As soon as practicable after the First Effective Time, Parent shall deliver a notice to holders of Assumed Options describing the adjustments set forth in this Section 2.9. To the extent necessary to effect Parent’s obligations under this Section 2.9, Parent shall assume sponsorship of the Company Option Plan, effective as of the First Effective Time.

2.10            Company Warrants. Each outstanding Company Warrant shall be assumed by Parent and automatically converted into a warrant for shares of Parent Common Stock (each, an “Assumed Warrant”). Each Assumed Warrant shall: (i) have the right to acquire a number of shares of Parent Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Warrant had the right to acquire immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Warrant (in U.S. Dollars), divided by (B) the Exchange Ratio. Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Parent Common Stock for delivery upon the exercise of such Assumed Warrant.

2.11            Other Company Convertible Securities. Any other securities of the Company other than the Company Options, if not exercised or converted at or prior to the First Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Capital Stock.

2.12            Appraisal Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Parent Capital Stock representing Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the First Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the First Effective Time, the right to receive the Parent Capital Stock representing Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.6 and 2.8.

(b)            The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Company shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the other party’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

2.13            Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of the Company, then the officers and manager of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Subs, in the name of the Surviving Company and otherwise) to take such action.

2.14            Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local), income tax purposes (a) this Agreement constitutes, and is hereby adopted by the parties hereto as a, “plan or reorganization” for purposes of Section 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (b) the First Merger and the Second Merger, taken together, are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Treasury Regulations as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, to which the Parent and Company are parties under Section 368(b) of the Code (the “Intended Tax Treatment").

2.15            Withholding. Each of the Exchange Agent, Parent, First Step Surviving Company and the Surviving Company (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement (including the Closing Distribution) such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided that if a Withholding Agent determines that any payment to any stockholder of the Company hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments or as a result of a failure to deliver the certificate described in Section 5.6(c), such Withholding Agent shall (i) provide notice to such stockholder as soon as reasonably practicable after such determination (no later than three (3) Business Days prior to undertaking such deduction and/or withholding) and (ii) use commercially reasonable efforts to cooperate with such stockholder prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.      Representations and Warranties of the Company. Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Subs as follows:

3.1            Due Organization; Subsidiaries.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)            The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)            The Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed to, and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2            Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3            Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4            Vote Required. The affirmative vote of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting on an as-converted basis, voting together as a single class (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. The Company has obtained approval by written consent from the stockholders of the Company sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of adopting and approving this Agreement and the Contemplated Transactions.

3.5            Non-Contravention; Consents.

(a)            Subject to obtaining the Required Company Stockholder Vote and the filing of the First Certificate of Merger and Second Certificate of Merger required by the DGCL and DLLCA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii)            contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii)            contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or otherwise relates to the business of the Company, or any assets owned, leased or used by the Company, except as would not reasonably be expected to be material to the Company or its business, except as would not reasonably be expected to be material to the Company or its business;

(iv)            contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b)            Except for (i) the Required Company Stockholder Vote, (ii) the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (iii) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)            The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL, to the extent applicable to the Company, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.6            Capitalization.

(a)            Section 3.6(a) of the Company Disclosure Schedule sets forth an accurate and complete capitalization table of the Company as of the date of this Agreement. The Company does not hold any shares of Company Capital Stock in its treasury.

(b)            All of the outstanding Company Capital Stock as set out in Section 3.6(a) of the Company Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizations Documents or under applicable securities Laws. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Company Capital Stock timely filed an election with the relevant Governmental Authority under Section 83(b) of the Code with respect to such shares.

(c)            Except for the Company’s 2021 Stock Option Plan (the “Company Option Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 200,000 shares of Company Common Stock for issuance under the Company Option Plan, of which 118,050 shares have been issued and are currently outstanding, 75,750 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Option Plan, and 6,200 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Option Plan. Section 3.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent an accurate and complete copy of the Company Option Plan and a form of stock option agreement that is consistent in all material respects with the stock option agreements evidencing outstanding options granted thereunder.

(d)            Except for the Company Options set forth on Section 3.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of common stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e)            All outstanding Company Common Stock, Company Preferred Stock, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7            Financial Statements.

(a)            Section 3.7(a) of the Company Disclosure Schedule includes true and complete copies of the Company Unaudited Balance Sheet, and the Company’s Audited Financial Statements (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Company Financials may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments, none of which is material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b)            The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)            Section 3.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company.

(d)            There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.8            Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, after the date of the Company Unaudited Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) actions to do any of the following:

(a)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Option Plan);

(b)            except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(c)            sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company (except for Company Common Stock issued upon the valid exercise or settlement of outstanding Company Options or Company Restricted Stock Units, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(d)            form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(e)            (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(f)            other than as required by applicable Law: (A) adopt, establish or enter into any new Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Company Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants (D) grant any new equity awards or increase the coverage or benefits available under any Company Employee Plan, (E) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (F) hire, terminate or give notice of termination (other than for cause) to any officer, employee or consultant;

(g)            enter into any material transaction outside the Ordinary Course of Business, other than in connection with the Contemplated Transactions;

(h)            acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties;

(i)            sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to nonexclusive licenses in the Ordinary Course of Business);

(j)            make, change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority; or adopt or change any material accounting method in respect of Taxes;

(k)            initiate or settle any Legal Proceeding;

(l)            delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course of Business;

(m)            forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(n)            make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed $100,000;

(o)            terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)            enter into, amend, terminate, or waive any material option or right under, any Company Material Contract;

(q)            (A) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company; or

(r)            agree, resolve or commit to do any of the foregoing.

3.9            Absence of Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise required to be reflected in the financial statements in accordance with GAAP (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against in the Company Financials or in the notes thereto, (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts in the Ordinary Course of Business, (d) Liabilities incurred in connection with the Contemplated Transactions and (f) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

3.10            Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Balance Sheet and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11            Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Company’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.12            Intellectual Property.

(a)            Section 3.12(a) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(b)            Section 3.12(b) of the Company Disclosure Schedule accurately identifies (i) all Company Contracts pursuant to which any material Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis in the Ordinary Course of Business ancillary to the purchase or use of equipment, reagents or other materials or that is otherwise not material to the Company’s business, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof ((A) through (D), “Non-Scheduled Company IP Contracts”) and (ii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c)            Section 3.12(c) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted by the Company any license, sublicense or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d)            The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(e)            The Company solely and exclusively owns all right, title, and interest to and in Company IP Rights (other than Company IP Rights licensed to the Company pursuant to a Company Contract set forth on Section 3.12(b) of the Company Disclosure Schedule or pursuant to a Non-Scheduled Company IP Contract), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)            All documents and instruments necessary to register or apply for or renew registration of material Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)           Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material Intellectual Property for the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.

(iii)          To the Knowledge of the Company, no current or former member, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising such Company IP Rights purported to be owned by the Company.

(iv)          No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority obtaining ownership rights to such Company IP Rights and does not require or otherwise obligate the Company or its Subsidiaries to grant or offer to any such Governmental Authority or institution any material license or other material right to such Company IP Right (except for non-commercial use rights during the term of the applicable agreement between the Company or one of its Subsidiaries and such Governmental Authority) or the right to receive royalties for the practice of such Company IP Right.

(v)           The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.

(vi)          The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii)         (vii) To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to noninfringement of Intellectual Property.

(f)             The Company has delivered or made available to Parent, a complete and accurate copy of all Company IP Rights Agreements that are required to be listed on the Company Disclosure Schedule. With respect to each of the material Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) the Company, and to the Knowledge of the Company, no other party to any such agreement, is not in breach or default thereof in any material respect.

(g)            The manufacture, marketing, sale, offering for sale, importation, use or intended use or other disposal of any product or proposed product as currently sold or under development by the Company does not violate any license or agreement between the Company and any other third party in any material respect, and, to the Knowledge of the Company, does not infringe or misappropriate (and, when made commercially available, will not infringe or misappropriate) any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents within the Company IP Rights or is violating any Company IP Rights Agreement.

(h)            As of the date of this Agreement, (i) the Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights, (ii) the Company has not received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and (iii) none of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i)             Each item of material Company Registered IP (other than any Company Registered IP that the Company in its business judgment has elected to abandon) is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(j)             To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person, except as would not reasonably be expected to have a Company Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with GAAP.

(k)            Except as set forth in the Company Contracts on Sections 3.12(b) or 3.12(c) of the Company Disclosure Schedule or as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by the Company, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company, taken as a whole and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)             The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Company and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof.

3.13            Agreements, Contracts and Commitments.

(a)            Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)            each Company Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)           each Company Contract requiring payments by the Company after the date of this Agreement in excess of $75,000 relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by the Company on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit the Company’s, or such successor’s ability to terminate employees at will;

(iii)          each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iv)          each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision except for Company Contracts with Persons that are employees or independent contractors;

(v)           each Company Contract (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company granted any Person an exclusive license under any Company IP Rights;

(vi)          each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(vii)         each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)        each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(ix)            each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(x)            each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(xi)          each Company Contract with a Governmental Authority;

(xii)          each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $50,000;

(xiii)         a Company Real Estate Lease; or

(xiv)        any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate or (B) that is material to the business or operations of the Company taken as a whole.

(b)            The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.

3.14            Compliance; Permits; Restrictions.

(a)            The Company is in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)            The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”), including Governmental Authorizations related to the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company has timely maintained and is in material compliance with the terms of the Company Permits and no Company Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit (other than INDs with the Company) will be available to the Surviving Company or its Subsidiaries, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the First Effective Time.

(c)            There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)            The Company has made available to Parent all information requested by Parent in the Company’s possession or control relating to the Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e)            All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. The Company has not received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)            The Company is not, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not, and no contract manufacturer with respect to any Company Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g)            All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company in connection with any Company Product Candidate, since April 28, 2020, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680, and 1271, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)            No laboratory or manufacturing site owned by the Company, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer or laboratory, with respect to any Company Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.

(i)            The Company has complied with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements (“Business Associate Agreements”) to which the Company is a party or otherwise bound. The Company has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, has provided training to all employees and agents as required under HIPAA, and has implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Authority of any allegation regarding its failure to comply with HIPAA or any other federal or state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information, unpermitted disclosure of Personal Health Information or breach of personally identifiable information under applicable Laws has occurred with respect to information maintained or transmitted to the Company or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting, receiving and handling transactions in accordance with the Transactions and Code Sets Rule. All capitalized terms in this Section 3.14(i) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

3.15            Legal Proceedings; Orders.

(a)            There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the material assets owned or used by Company or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)            There is no Order to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or employees of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

3.16            Tax Matters.

(a)            The Company has timely filed all income Tax Returns and all other material Tax Returns that it was required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.

(b)            All material amounts of Taxes due and owing by (or on behalf of) the Company (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Company for periods (or portions thereof) ending on or prior to the date of the Company Unaudited Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Company Unaudited Balance Sheet. Since the date of the Company Unaudited Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)            The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)            There are no Encumbrances for material Taxes (other than Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e)            No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company (or any of its predecessors) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)             The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g)            The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial Contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords (an “Ordinary Course Agreement”).

(h)            The Company has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company has no material Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(i)             The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j)             The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the Company Unaudited Balance Sheet or received in the Ordinary Course of Business since the date of the Company Unaudited Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(l)             The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(m)           The Company is, and has been since its date of incorporation, a C corporation for U.S. federal income tax purposes.

(n)            The Company is not aware of any facts and has not knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

3.17            Employee and Labor Matters; Benefit Plans.

(a)            Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete listing of the employees and consultants of the Company as of the Closing Date (each, respectively, a “Company Employee” or a “Company Consultant”), including, as applicable, each such person’s name, job title(s) or function(s) (including board positions) and job location, current salary or wage, and current status (as to full time or part time, exempt or nonexempt and temporary or leave status and as to classification as an employee, consultant or independent contractor). The Company has delivered or made available to Parent a true and complete copy of each Company Employee Plan and the employee handbook for the Company, if any, and all other employment policies, if any, currently applicable to any Company Employee or Company Consultant.

(b)            To the Company’s Knowledge, no officer or executive of the Company has disclosed any plans to terminate his or her employment with the Company or, following the Merger, with Parent.

(c)            Except as set forth in Section 3.17(c) of the Company Disclosure Schedule:

(i)             The Company has paid or made provision for payment of all salaries and wages, which became payable to any Company Employee prior to the Closing Date and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act of 1963, the National Labor Relations Act of 1935, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans’ Reemployment Act, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act and any and all similar applicable state and local Laws;

(ii)           the Company has not received a notice, citation, complaint or charge asserting any violation or liability under the Occupational Safety and Health Act or any similar applicable Law regulating employee health and safety;

(iii)           (a) no Company Employee is represented by any labor union or other labor representative with respect to his or her employment with the Company; (b) the Company is not bound by any labor, collective bargaining agreement or similar arrangement; (c) to the Company’s Knowledge, no petition has been filed nor has any proceeding been instituted by any employee or group of employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (d) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees of the Company; and (e) since January 1, 2021, there has not occurred and, to the Company’s Knowledge, there has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to employees of the Company;

(iv)          the Company has not received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice, by the Company, nor, to the Knowledge of the Company, has any such charge been threatened;

(v)           all Company Employees are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and all Company Consultants can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;

(vi)          since January 1, 2023, the Company has not effectuated a “plant closing” or a “mass layoff” (as such terms are defined in the WARN Act); and

(vii)         to the Company’s Knowledge, any individual performing services for the Company who has been classified as an independent contractor has been correctly classified as such;

(viii)        the Company (a) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, and (b) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business); and

(ix)           no current or former employee of the Company has, since January 1, 2021, asserted any legal claims either orally or in writing to the Company concerning violations of any of the following Laws or regulations: labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

(d)            Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(e)            Each Company Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(f)            Neither the Company nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to, or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(g)            No Company Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) pursuant to COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. The Company does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(h)            Except as otherwise provided in this Agreement or under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Merger shall result in (i) any payment becoming due to any Company Employee or Company Consultant, (ii) the provision of any benefits or other rights to any Company Employee or Company Consultant, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee or Company Consultant, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Company Employee Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by the Company to any Company Employee or Company Consultant. No payment, right or benefit that becomes due or accelerated as a result of the execution and delivery of this Agreement or the consummation of the Merger is an “excess parachute payment” within the meaning of Section 280G of the Code with respect to any current or former employee of the Company.

(i)             Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j)             No Company Employee Plan is subject to the laws of any jurisdiction other than the United States of America.

3.18            Environmental Matters. Since December 31, 2020, the Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received since December 31, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received since December 31, 2020, any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law.

3.19            Insurance. The Company has delivered to or made available to Parent copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2020, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

3.20            No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21            Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedule describes any material agreements between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members (other than with respect to wages or benefits payable in the Ordinary Course of Business), (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22            Privacy and Data Security. The Company has complied in all material respects with all applicable Privacy Laws and the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection and use of Personal Information (the “Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of the Company had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of the Company, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Company data in the custody or control of the Company or any service provider acting on behalf of the Company, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Company Contract.

3.23            Accredited Investors. Except as provided on Section 3.23 of the Company Disclosure Schedule, each holder of any Company Capital Stock as of immediately prior to the First Effective time is an accredited investor, as that term is defined in Regulation D promulgated by the SEC.

3.24            No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in this Section 3 or in any certificate delivered by the Company to Parent or Merger Subs pursuant to this Agreement, neither the Company, nor any of its Affiliates or Representatives, nor any other Person makes any representation or warranty, express or implied, at Law or in equity, with respect to the Company or any of the Company’s assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)            The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Subs set forth in Section 4 or in any certificate delivered by Parent or Merger Subs to the Company pursuant to this Agreement, neither the Company nor any of its Affiliates or Representatives is relying on any other representation or warranty of Parent, Merger Subs, any of their Affiliates or Representatives or any other Person made outside of Section 4 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

Section 4.      Representations and Warranties of Parent and Merger Subs.

Except (i) as set forth in the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Subs represent and warrant to the Company as follows:

4.1            Due Organization; Subsidiaries.

(a)            Each of Parent and its Subsidiaries (including Merger Subs) is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of their formation, Merger Subs have not engaged in any activities other than in connection with or as contemplated by this Agreement. All of Parent’s Subsidiaries are wholly owned by Parent.

(b)            Each of Parent and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)            Except as set forth on Section 4.1(c) of the Parent Disclosure Schedule, Parent has no Subsidiaries other than Merger Subs and Parent does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Subs. Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Parent has not agreed and is not obligated to make, nor is Parent bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2            Organizational Documents. Accurate and complete copies of Parent’s Organizational Documents in effect as of the date of this Agreement are disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement and publicly available on EDGAR. Parent is not in breach or violation of its Organizational Documents in any material respect.

4.3            Authority; Binding Nature of Agreement. Each of Parent and Merger Subs has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and subject, with respect to Parent, to receipt of the approval of the Parent Stockholder Matters and, with respect to Merger Subs, to the adoption of this Agreement by Parent in its capacity as sole stockholder or sole member of Merger Subs, to consummate the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters pursuant to the terms of this Agreement. The First Merger Sub Board (by unanimous written consent) has: (a) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (b) deemed advisable and approved this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The Second Merger Sub Board (by unanimous written consent) has: (a) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (b) deemed advisable and approved this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

4.4            Vote Required. The affirmative vote of a majority of the votes cast at the Parent Stockholder Meeting by the holders of Parent Common Stock is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Conversion Proposal. The affirmative vote of a majority of shares of Parent Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Charter Amendment Proposal.

4.5            Non-Contravention; Consents.

(a)            Subject to obtaining approval of the Parent Stockholder Matters, the filing of the First Certificate of Merger and Second Certificate of Merger required by the DGCL and DLLCA and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Subs;

(ii)           contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or Merger Subs or any of the assets owned or used by Parent or Merger Subs, is subject;

(iii)           contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or Merger Subs or that otherwise relates to the business of Parent, or any of the assets owned, leased or used by Parent, except as would not reasonably be expected to be material to Parent or it business;

(iv)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (C) accelerate the maturity or performance of any Parent Material Contract or (D) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b)            Except for (i) any Consent set forth on Section 4.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the approval of the Parent Stockholder Matters, (iii) the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)            The Parent Board, the First Merger Sub Board and the Second Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6            Capitalization.

(a)            The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, par value $0.0001 of which 1,835,914 shares have been issued and are outstanding as of March 9, 2024 (the “Capitalization Date”) and (ii) 10,000,000 shares of Parent Preferred Stock, consisting of, as of the Capitalization Date, (A)  5,194.81 shares of Parent Series B Preferred Stock, 521.72 of which are issued and outstanding, (B) 75,000 shares of Parent Series C Preferred Stock, none of which are issued and outstanding, (C) 150 shares of Parent Series D Preferred Stock, none of which are issued and outstanding, (D) 150 shares of Parent Series E Preferred Stock, none of which are issued and outstanding, and (E) 7,000 shares of Parent Series F Preferred Stock, none of which are issued and outstanding.

(b)            All of the outstanding shares of Parent Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Parent Capital Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Capital Stock. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities. Section 4.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)            Except for the Amended and Restated 2014 Omnibus Equity Incentive Plan (the “Parent 2014 Plan”) and the 2020 Omnibus Equity Incentive Plan, as amended (the “Parent 2020 Plan” and, together with the Parent 2014 Plan, the “Parent Stock Plans”), and except as set forth on Section 4.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Parent has reserved 334,078 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which 1,562,814 shares have been issued and are currently outstanding, 178,874 shares have been reserved for issuance upon exercise or settlement of Parent Options and Parent Restricted Stock Units, as applicable, granted under the Parent Stock Plans, and 155,204 shares remain available for future issuance pursuant to the Parent Stock Plans. Section 4.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent Restricted Stock Unit outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option and Parent Restricted Stock Units at the time of grant, (iii) the number of shares of Parent Common Stock subject to such Parent Option and Parent Restricted Stock Units as of the date of this Agreement, (iv) the exercise price of such Parent Option, (v) the date on which such Parent Option and Parent Restricted Stock Units was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, and (vii) whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option. Accurate and complete copies of the Parent Stock Plans are disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement and publicly available on EDGAR.

(d)            Except for the outstanding Parent Options and Parent Restricted Stock Units or as set forth on Section 4.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

(e)            All outstanding shares of Parent Common Stock, Parent Options, Parent Restricted Stock Units and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)             All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

4.7            SEC Filings; Financial Statements.

(a)            Parent has filed or furnished, as applicable, on a timely basis all forms, statements, Certifications (as defined below), reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2022 (the “Parent SEC Documents”). As of the time it was filed with the SEC, or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing (and, in the case of registration statements, on the dates of effectiveness), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c)            Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)            Since January 1, 2022, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in the Parent SEC Documents.

(e)            Since January 1, 2022, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)             Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)            Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent’s internal control over financial reporting is effective and Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h)            Parent maintains “disclosure controls and procedures” (as defined in Rules 13-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(i)             Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8            Absence of Changes. Except as set forth on Section 4.8 of the Parent Disclosure Schedule, after the date of the Parent Unaudited Balance Sheet, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) actions to do any of the following:

(a)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Stock Plans);

(b)            sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Units as applicable), (B) any option, warrant or right to acquire any capital stock or any other security, other than options grants to employees in the Ordinary Course of Business or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(c)            except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d)            form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(e)            (A) lend money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(f)             other than as required by applicable Law: (A) adopt, establish or enter into any new Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) grant any new equity awards or increase the coverage or benefits available under any Parent Employee Plan, (E) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (F) hire, terminate or give notice of termination (other than for cause) to any officer, employee or consultant;

(g)            enter into any material transaction other than (A) in the Ordinary Course of Business or (B) in connection with the Contemplated Transactions;

(h)            acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;

(i)             sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than in the Ordinary Course of Business);

(j)             make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority; or adopt or change any material accounting method in respect of Taxes;

(k)            initiate, waive, settle or compromise any pending or threatened Legal Proceeding;

(l)            delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course of Business;

(m)            terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(n)            enter into, amend, terminate, or waive any material option or right under, any Parent Material Contract; or

(o)            agree, resolve or commit to do any of the foregoing.

4.9            Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Unaudited Interim Balance Sheet, (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Parent and (f) Liabilities described in Section 4.9 of the Parent Disclosure Schedule.

4.10            Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Unaudited Interim Balance Sheet and (b) all other tangible assets reflected in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11            Real Property; Leasehold. Neither Parent nor any of its Subsidiaries owns or has ever owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Parent has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

4.12            Intellectual Property.

(a)            Section 4.12(a) of the Parent Disclosure Schedule is an accurate, true and complete listing of all Parent Registered IP.

(b)            Section 4.12(b) of the Parent Disclosure Schedule accurately identifies (i) all Parent Contracts pursuant to which any material Parent IP Rights are licensed to Parent or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent products or services, (B) any Intellectual Property licensed on a nonexclusive basis in the Ordinary Course of Business ancillary to the purchase or use of equipment, reagents or other materials or that is otherwise not material to the business of Parent or any of its Subsidiaries, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent or any of its Subsidiaries and its or their respective employees in Parent’s standard form thereof ((A) through (D), “Non-Scheduled Parent IP Contracts”)) and (ii) whether the license or licenses granted to Parent or its Subsidiary are exclusive or nonexclusive.

(c)            Section 4.12(c) of the Parent Disclosure Schedule accurately identifies each Parent Contract pursuant to which any Person has been granted by Parent or any of its Subsidiaries any license, sublicense or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Parent IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Parent’s or any of its Subsidiaries’ benefit).

(d)            Neither Parent nor any of its Subsidiaries is bound by, and no Parent IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any of its Subsidiaries to use, exploit, assert, or enforce any Parent IP Rights anywhere in the world.

(e)            Parent or one of its Subsidiaries solely and exclusively owns all right, title, and interest to and in all Parent IP Rights (other than Parent IP Rights licensed to the Parent or its Subsidiary pursuant to a Parent Contract set forth on Section 4.12(b) of the Parent Disclosure Schedule or pursuant to a Non-Scheduled Parent IP Contract), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)            All documents and instruments necessary to register or apply for or renew registration of material Parent Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)           Each Person who is or was an employee or contractor of Parent or any of its Subsidiaries and who is or was involved in the creation or development of any material Intellectual Property for Parent or any of its Subsidiaries has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Parent or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Parent and its Subsidiaries.

(iii)          To the Knowledge of Parent, no current or former officer, director, or employee of Parent or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Parent IP Rights purported to be owned by Parent or any of its Subsidiaries. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by Parent or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising such Parent IP Rights purported to be owned by Parent or such Subsidiary.

(iv)          No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Parent IP Rights in which Parent or any of its Subsidiaries has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority obtaining ownership rights to such Parent IP Rights and does not require or otherwise obligate the Parent or its Subsidiaries to grant or offer to any such Governmental Authority or institution any material license or other material right to such Parent IP Right (except for non-commercial use rights during the term of the applicable agreement between the Parent or one of its Subsidiaries and such Governmental Authority), including the right to receive royalties for the practice of such Parent IP Right.

(v)           Parent and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Parent or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi)          Neither Parent nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Parent IP Rights to any other Person.

(vii)         To the Knowledge of Parent, the Parent IP Rights constitute all Intellectual Property necessary for Parent to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(f)             Parent has delivered, or made available to the Company, a complete and accurate copy of all Parent IP Rights Agreements that are required to be listed on the Parent Disclosure Schedule. With respect to each of the material Parent IP Rights Agreements: (i) each such agreement is valid and binding on the Parent or its Subsidiary (as applicable) and in full force and effect, (ii) neither the Parent nor any of its Subsidiaries has received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Parent nor any of its Subsidiaries, nor to the Knowledge of the Parent, any other party to any such agreement, is not in breach or default thereof in any material respect.

(g)            The manufacture, marketing, sale, offering for sale, importation, use or intended use or other disposal of any product or proposed product as currently sold or under development by Parent does not violate any license or agreement between Parent or any of its Subsidiaries and any third party in any material respect, and, to the Knowledge of Parent, does not infringe or misappropriate (and, when made commercially available, will not infringe or misappropriate) any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party is infringing upon any Patents within the Parent IP Rights, or violating any Parent IP Rights Agreement.

(h)            As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, offer for sale, license or dispose of any Parent IP Rights, (ii) neither Parent nor any of its Subsidiaries has received any written notice asserting that any Parent IP Rights or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Parent or any of its Subsidiaries has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and (iii) none of the Parent IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Parent or any of its Subsidiaries to exploit any Parent IP Rights.

(i)             Each item of material Parent Registered IP (other than any Parent Registered IP that the Parent in its business judgment has elected to abandon) is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of Parent, all Parent Registered IP that is issued or granted is valid and enforceable.

(j)             To the Knowledge of Parent, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Parent or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person, except as would not reasonably be expected to have a Parent Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Parent or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Parent in accordance with GAAP.

(k)            Except as set forth in the Contracts listed on Section 4.12(b) or 4.12(c) of the Parent Disclosure Schedule or as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Parent or any of its Subsidiaries, (i) neither Parent nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Parent and its Subsidiaries, taken as a whole and (ii) neither Parent nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)             Neither Parent nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Parent IP Rights, result in breach of, default under or termination of such Contract with respect to any Parent IP Rights, or impair the right of Parent or any of its Subsidiaries, or the Surviving Company and its Subsidiaries to use, sell or license or enforce any Parent IP Rights or portion thereof.

4.13            Agreements, Contracts and Commitments.

(a)            Neither Parent nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, excluding, however, any Parent Stock Plan) (all such Contracts “Parent Material Contracts”).

(b)            (i) Each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent and each of its Subsidiaries, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material breach, violation, or default under any Parent Material Contract by Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material breach, violation, or default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent or any of its Subsidiaries received any notice of any such material breach, violation, default, event or condition. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

4.14            Compliance; Permits; Restrictions.

(a)            Parent and each of its Subsidiaries is, and since January 1, 2022, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement or Order binding upon Parent or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)            Each of Parent and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Parent and Merger Subs as currently conducted (collectively, the “Parent Permits”), including Governmental Authorizations related to the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Parent Product Candidates”). Section 4.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Each of Parent and its Subsidiaries have timely maintained and is in material compliance with the terms of the Parent Permits and no Parent Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Parent Permit.

(c)            There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged material violation by Parent or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug Regulatory Agency.

(d)            Except for the information and files identified in Section 4.14(d) of the Parent Disclosure Schedule, Parent has made available to the Company all information requested by the Company in Parent’s or its Subsidiaries’ possession or control relating to the Parent Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Parent Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information are accurate and complete in all material respects.

(e)            All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, in which Parent or its Subsidiaries or their respective product candidates, including the Parent Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 4.14(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Parent, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or its current product candidates, including the Parent Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries has been disqualified from participating in studies involving the Parent Product Candidates, and to the Knowledge of Parent, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)             Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries and no contract manufacturer with respect to any Parent Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Parent, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent, any of its Subsidiaries, and to the Knowledge of the Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of its officers, employees or agents.

(g)            All manufacturing operations conducted by, or to the Knowledge of Parent, for the benefit of, Parent or its Subsidiaries in connection with any Parent Product Candidate, since January 1, 2018, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)            No laboratory or manufacturing site owned by Parent or its Subsidiaries, and to the Knowledge of Parent, no manufacturing site of a contract manufacturer or laboratory, with respect to any Parent Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Parent, neither the FDA nor any other Governmental Authority is considering such action.

(i)             Parent and its Subsidiaries have complied with all Laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent and its Subsidiaries have entered into, where required, and is in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or its Subsidiaries are a party or otherwise bound. Parent and its Subsidiaries have, if required, created and maintained written policies and procedures to protect the privacy of all Protected Health Information, have provided training to all employees and agents as required under HIPAA, and have, if required, implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Parent and its Subsidiaries have not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Authority of any allegation regarding its failure to comply with HIPAA or any other federal or state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information, unpermitted disclosure of Personal Health Information or breach of personally identifiable information under applicable Laws has occurred with respect to information maintained or transmitted to Parent and its Subsidiaries or an agent or third party subject to a Business Associate Agreement with Parent or its Subsidiaries. Parent and its Subsidiaries are, if required, currently submitting, receiving and handling or is capable of submitting, receiving and handling transactions in accordance with the Transactions and Code Sets Rule. All capitalized terms in this Section 4.14 not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

4.15            Legal Proceedings; Orders.

(a)            Except as set forth in Section 4.15 of the Parent Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any Parent Associate (in his or her capacity as such) or any of the material assets owned by or used by Parent or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)            There is no Order to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries is subject. To the Knowledge of Parent, no officer or other Key Employee of Parent or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

4.16            Tax Matters.

(a)            Each of Parent and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No claim has ever been made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b)            All material amounts of Taxes due and owing by Parent and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Parent and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Parent Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Parent Unaudited Interim Balance Sheet. Since the date of the Parent Unaudited Interim Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)            Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)            There are no Encumbrances for material Taxes (other than Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Parent or any of its Subsidiaries.

(e)            No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, examinations assessments or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)             Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g)            Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(h)            Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Parent and Merger Subs) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(i)             Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j)             Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k)            Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the Parent Unaudited Interim Balance Sheet or received in the Ordinary Course of Business since the date of the Parent Unaudited Interim Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(l)             Neither Parent nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(m)            Parent is, and has been since its date of formation, a C corporation for U.S. federal income tax purposes.

(n)            Neither Parent nor any of its Subsidiaries is aware of any facts or has knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

(o)            The stock in First Merger Sub and the membership interests in Second Merger Sub are each directly and wholly owned by Parent, and (i) First Merger Sub is, and has been since its date of formation, a C corporation for U.S. federal income tax purposes, and (ii) Second Merger Sub is, and has been since its date of formation, disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Parent for U.S. federal income tax purposes. Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activity, incurred any Liabilities or entered into any agreements or arrangements, in each case other than as contemplated by this Agreement.

4.17            Employee and Labor Matters; Benefit Plans.

(a)            Section 4.17(a) of the Parent Disclosure Schedule sets forth a true and complete listing of the employees and consultants of Parent as of the Closing Date (each, respectively, a “Parent Employee” or a “Parent Consultant”), including, as applicable, each such person’s name, job title(s) or function(s) (including board positions) and job location, current salary or wage, and current status (as to full time or part time, exempt or nonexempt and temporary or leave status and as to classification as an employee, consultant or independent contractor). Parent has delivered or made available to the Company a true and complete copy of each Parent Employee Plan that is not a PEO Plan and each Parent Employee Plan that is a PEO Plan that has been provided to the Company and the employee handbook for Parent, if any, and all other employment policies, if any, currently applicable to any Parent Employee or Parent Consultant.

(b)            To Parent’s Knowledge, no officer or executive of Parent has disclosed any plans to terminate his or her employment with Parent.

(c)            Except as set forth in Section 4.17(c) of the Parent Disclosure Schedule:

(i)            Parent has paid or made provision for payment of all salaries and wages, which became payable to any Parent Employee prior to the Closing Date and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act of 1963, the National Labor Relations Act of 1935, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans’ Reemployment Act, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act and any and all similar applicable state and local Laws;

(ii)           Parent has not received a notice, citation, complaint or charge asserting any violation or liability under the Occupational Safety and Health Act or any similar applicable Law regulating employee health and safety;

(iii)          (a) no Parent Employee is represented by any labor union or other labor representative with respect to his or her employment with Parent; (b) Parent is not bound by any labor, collective bargaining agreement or similar arrangement; (c) to Parent’s Knowledge, no petition has been filed nor has any proceeding been instituted by any employee or group of employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (d) to Parent’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees of Parent; and (e) since January 1, 2021, there has not occurred and, to Parent’s Knowledge, there has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to employees of Parent;

(iv)          Parent has not received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice by Parent, nor, to Parent’s Knowledge, has any such charge been threatened;

(v)           all Parent Employees are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and all Parent Consultants can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;

(vi)          since January 1, 2023, Parent has not effectuated a “plant closing” or a “mass layoff” (as such terms are defined in the WARN Act); and

(vii)         to Parent’s Knowledge, any individual performing services for Parent who has been classified as an independent contractor has been correctly classified as such;

(viii)        Parent (a) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, and (b) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business); and

(ix)           no current or former employee of Parent has, since January 1, 2021, asserted any legal claims either orally or in writing to Parent concerning violations of any of the following Laws or regulations: labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

(d)            Each Parent Employee Plan other than a PEO Plan, and to Parent’s Knowledge, each Parent Employee Plan that is a PEO Plan, that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To Parent’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.

(e)            Each Parent Employee Plan other than a PEO Plan, and to Parent’s Knowledge, each Parent Employee Plan that is a PEO Plan, has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to Parent’s Knowledge, threatened with respect to any Parent Employee Plan (other than any PEO Plan). All payments and/or contributions required to have been made with respect to all Parent Employee Plans other than PEO Plans, and to the Parent’s Knowledge, PEO Plans, either have been made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law.

(f)             Neither Parent nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to, or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Parent nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(g)            No Parent Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Parent does not sponsor or maintain any self-funded medical or long-term disability benefit plan that is not a PEO Plan.

(h)            Except as otherwise provided in this Agreement or under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Merger shall result in (i) any payment becoming due to any Parent Employee or Parent Consultant, (ii) the provision of any benefits or other rights to any Parent Employee or Parent Consultant, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Parent Employee or Parent Consultant, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Parent Employee Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by Parent to any Parent Employee or Parent Consultant. No payment, right or benefit that becomes due or accelerated as a result of the execution and delivery of this Agreement or the consummation of the Merger is an “excess parachute payment” within the meaning of Section 280G of the Code with respect to any current or former employee of Parent.

(i)             Each Parent Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j)             No Parent Employee Plan is subject to the laws of any jurisdiction other than the United States of America.

4.18            Environmental Matters. Since December 31, 2020, Parent and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received since December 31, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent or any of its Subsidiaries has received since December 31, 2020, any written notice or other communication relating to property owned or leased at any time by Parent or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Parent nor any of its Subsidiaries has any material liability under any Environmental Law.

4.19            Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries (including Merger Subs). Each of such insurance policies is in full force and effect and Parent and its Subsidiaries (including Merger Subs) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2020, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Parent and its Subsidiaries (including Merger Subs) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent or such Subsidiary for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

4.20            Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed in June 2023 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

4.21            No Financial Advisors. Except as set forth on Section 4.21 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

4.22            Valid Issuance; No Bad Actor. The Parent Capital Stock to be issued in the First Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.23            Privacy and Data Security. Parent and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Parent Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Parent or any of its Subsidiaries in connection with the operation of Parent’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, Parent has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such noncompliance as has not to the Knowledge of the Parent had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date hereof, no claims have been asserted or threatened against Parent by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Parent Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Parent, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Parent data in the custody or control of Parent or any service provider acting on behalf of Parent, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Parent Contract.

4.24            No Other Representations or Warranties.

(a)            Except as previously set forth in this Section 4 or in any certificate delivered by Parent or Merger Subs to the Company pursuant to this Agreement, neither Parent nor any Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)            Each of Parent, First Merger Sub and Second Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 3 or in any certificate delivered by the Company to Parent or the Merger Subs pursuant to this Agreement, none of the Company or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 3 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

Section 5.      Agreements of the Parties.

5.1            Stockholder Notice. Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.

5.2            Proxy Statement.

(a)            As promptly as practicable after the Closing Date, but in any case, no later than ten (10) Business Days following the filing of Parent’s annual report on Form 10-K for the year ended December 31, 2023, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.

(b)            Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)            Parent shall use reasonable best efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, First Merger Sub, Second Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(d)            The Parties shall reasonably cooperate with each other and provide, and shall use reasonable best efforts to cause their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party that is required by Law to be included in the Proxy Statement or reasonably requested by the Other Party to be included in the Proxy Statement. If at any time the information provided in the Proxy Statement has or will become “stale” and new information should, as determined by Parent acting reasonably, be disclosed in an amendment or supplement to the Proxy Statement, the Parent shall promptly inform the Company thereof and each such Party shall cooperate with one another, and shall use reasonable best efforts to cause their accounting and other outside professionals to so cooperate, (i) in providing the financial reporting necessary for such filing and (ii) in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to the Parent stockholders).

5.3            Employee Benefits; Employment Agreements. Parent shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(c) of the Parent Disclosure Schedule, subject to the provisions of such agreements.

5.4            Parent Stockholder Meeting.

(a)            Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve the Parent Stockholder Matters pursuant to the terms of this Agreement (such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the definitive Proxy Statement is filed with the SEC, and in any event no later than sixty (60) days after such date. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the approval of the Parent Stockholder Matters, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any postponements or adjournments.

(b)            Parent agrees that (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use reasonable best efforts to solicit such approval within the timeframe set forth in Section 5.4(a) above, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such meeting is not scheduled to be held within six (6) months after the Parent Stockholder Meeting, a special meeting of the stockholders of Parent to be held within six (6) months after the Parent Stockholder Meeting, and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).

(c)            The Company and Parent acknowledge that, under the Nasdaq Stock Market Rules, the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares will not be entitled to vote on the Conversion Proposal.

5.5            Indemnification of Officers and Directors.

(a)            From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL and the DLLCA. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL and the DLLCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)            The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Company shall contain, and Parent shall cause the limited liability company agreement of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c)            From and after the First Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d)            From and after the First Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(e)            From and after the First Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.5 in connection with their successful enforcement of the rights provided to such persons in this Section 5.5.

(f)            The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g)            In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.5. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.5.

5.6           Tax Matters.

(a)            The parties intend that, for U.S. federal (and applicable state and local) income Tax purposes, the First Merger and Second Merger, taken together, shall constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in Rev. Rul. 2001-46, 2001-2 C.B. 321to which each of the Parent and Company are parties under Section 368(b) of the Code. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment described in this Section 5.7(a), and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code (or corresponding provision of state or local Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment. Notwithstanding the foregoing, (i) Parent makes no representations or warranties to any other Person or to any Stockholder regarding the Intended Tax Treatment of the Merger or any of the transactions or agreements contemplated hereby (except for the specific representations and warranties set forth in Section 4.16(n) and Section 4.16(o) of this Agreement) and (ii) the Company and each Stockholder will rely solely on their own Tax advisors for Tax advice in connection with this Agreement and any of the transactions or agreements contemplated hereby.

(b)            The parties hereby adopt this Agreement, as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(c)            All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Parent. The Company, First Merger Sub, Second Merger Sub and Parent further agree to reasonably cooperate, and join in the execution of any Tax Returns, in each case with respect to Transfer Taxes, and to further reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes in accordance with applicable Law.

(d)            Following the Closing, each of the parties shall use commercially reasonable efforts to (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.7           Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the First Merger by equityholders of the Company and to issue appropriate stop transfer instructions to the transfer agent for Parent Capital Stock.

5.8           Officers and Directors.

(a)            The Parties shall use reasonable best efforts and take all necessary action (including, to the extent necessary, procuring the resignation or removal of any directors on the Parent Board immediately prior to such time) so that immediately after the Closing Date, two (2) individuals nominated by unanimous agreement of the individuals set forth on Section 5.8(a) of the Company Disclosure Schedule and approved by the Nominating and Corporate Governance Committee of the Parent Board (the “Company Directors”) shall be appointed to the Parent Board; provided, that a sufficient number of directors shall qualify as “independent directors” to the extent necessary to ensure that the composition of the Parent Board complies with applicable SEC and Nasdaq rules.

(b)            The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Closing Date, the Persons set forth on Schedule 5.8(b) of the Company Disclosure Schedule are elected or appointed, as applicable, to the positions of officers of Parent and the Surviving Entity, as set forth therein, to serve in such positions until successors are duly appointed and qualified in accordance with applicable Law.

5.9           Termination of Certain Agreements and Rights. The Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the First Effective Time, without any liability being imposed on the part of Parent or the Surviving Company.

5.10         Section 16 Matters. Prior to the First Effective Time, Parent shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Capital Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11         Listing. Parent shall use its reasonable best efforts to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock Payment Shares and the Parent Common Stock to be issued upon conversion of the Parent Preferred Stock Payment Shares to be issued in connection with the Contemplated Transactions. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives.

5.12        Allocation Certificate. The Company will prepare and deliver to Parent prior to the Closing a certificate signed by an executive officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the First Effective Time) (a) each holder of Company Capital Stock, (b) such holder’s name, address, phone number and e-mail (c) the number or percentage and type of Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Capital Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the First Effective Time, which shall be calculated using the Exchange Ratio (the “Allocation Certificate”).

5.13         Obligations of Merger Subs. Parent will take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.14         Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock. For so long as any Parent Preferred Stock Payment Shares remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Preferred Stock Payment Shares, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Preferred Stock Payment Shares then outstanding. All shares of Parent Common Stock delivered upon conversion of the Parent Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

5.15         Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transaction, each of the Company, the Company Board, the Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.16         Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder.

Section 6.               Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1           No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.2           Company Stockholder Approval. The Company shall have obtained the Required Company Stockholder Vote.

Section 7.              Closing Deliveries.

7.1           Closing Deliveries of the Company.

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to Parent receiving the following documents, each of which shall be in full force and effect, or the written waiver by Parent of delivery:

(A)	The Company Stockholder Written Consent executed by the stockholders of the Company shall be in full force and effect;

(B)	The Lock-Up Agreements duly executed by each of the Company Signatories, each of which shall be in full force and effect;

(D)	The Voting Support Agreements;

(E)	The Restrictive Covenants Agreements;

(F)	(i) An original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent; provided, that, the Parent’s sole remedy for company’s failure to deliver such documentation shall be to withhold pursuant to Section 2.14;

(G)	The Allocation Certificate;

(H)	A duly completed and executed accredited investor questionnaires in substantially the form attached hereto as Exhibit G (the “Accredited Investor Questionnaire”) from each holder of Company Capital Stock;

(I)	agreements to convert into equity all indebtedness of the Company set forth on Schedule 7.1(I), in form and substance reasonably acceptable to Parent; and

(J)	agreements to convert each Convertible Note into Company Common Stock, in form and substance reasonably acceptable to Parent.

7.2           Closing Deliveries of Parent.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the Company receiving the following documents, each of which shall be in full force and effect, or the written waiver by the Company of delivery:

(A)	a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware;

(B)	a written consent of the holders of a majority of the outstanding Parent Series B Preferred Stock authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions (including the Parent Stockholder Matters);

(C)	the Parent Stockholder Support Agreement duly executed by each required stockholder of Parent;

(D)	certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the Directors and officers set forth in Section 5.8(a); and

(E)	the Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect.

Section 8.              Miscellaneous Provisions.

8.1          Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 8 shall survive the First Effective Time.

8.2          Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the approval of the Parent Stockholder Matters); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

8.3           Waiver.

(a)            Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.4           Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.5           Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

8.6           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

8.7           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Subs:

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Attention: James Sapirstein

Email: jsapirstein@firstwavebio.com

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attention: Michael Lerner

Email: mlerner@lowenstein.com

if to the Company:

ImmunogenX, Inc.

1600 Dove Street, Suite 330

Newport Beach, CA 92660

Attention: Jack Syage

Email: jsyage@immunogenx.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

Columbia Center

1152 15th Street, N.W.

Washington, D.C. 20005-1706

Attention: David Schulman

Email: dschulman@orrick.com

8.8           Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

8.9           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10         Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.11         No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.5 any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.12         Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

FIRST WAVE BIOPHARMA, INC.

By:	/s/ James Sapirstein
Name:	James Sapirstein
Title:	President and Chief Executive Officer

IMMUNO MERGER SUB I, INC.

By:	/s/ James Sapirstein
Name:	James Sapirstein
Title:	President and Secretary

IMMUNO MERGER SUB II, LLC

By:	/s/ James Sapirstein
Name:	James Sapirstein
Title:	President and Secretary

IMMUNOGENX, INC.

By:	/s/ Jack Syage
Name:	Jack Syage
Title:	Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of March 13, 2024, is made by and among First Wave BioPharma, Inc., a Delaware corporation (“Parent”), ImmunogenX, Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Stockholder”) of shares of voting capital stock (the “Shares”) of Parent.

WHEREAS, concurrently with the entry into of this Agreement, Parent, IMMUNO Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), IMMUNO Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of First Merger Sub with and into the Company (the “First Merger”) and the merger of the Company with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Merger”);

WHEREAS, in connection with the Merger, Stockholder received and now beneficially owns and has sole or shared voting power with respect to the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, First Merger Sub, Second Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent, First Merger Sub, Second Merger Sub and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1)            Agreement to Vote Shares. Unless otherwise prohibited by the Organizational Documents of Parent, the Merger Agreement or the agreements entered into pursuant thereto, or any Nasdaq Stock Market Rules applicable to Parent, Stockholder agrees that, prior to the Expiration Date (as defined in Section 2), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Charter Amendment Proposal, if the Charter Amendment Proposal is put forth to a vote of the stockholders of Parent, Stockholder shall, or shall cause the holder of record on any applicable record date to:

a)            appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3) to be counted as present thereat (in person or by proxy) for purposes of calculating a quorum; and

b)            from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the Charter Amendment Proposal and any matter that would reasonably be expected to facilitate the Charter Amendment Proposal; (ii) against any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Charter Amendment Proposal; and (iii) to approve any proposal to adjourn or postpone the applicable meeting to a later date, if there are not sufficient votes for the approval of the Charter Amendment Proposal on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2)            Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the effective time of the approval of the Charter Amendment Proposal or (b) the date as of which, by mutual written agreement of Parent and Stockholder, this agreement is terminated, or (c) twelve (12) months following the date of this Agreement.

3)            Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Parent Stock Options, settlement of Parent Restricted Stock Units or otherwise, including by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4)            Reserved.

5)            Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

a)            If Stockholder is an Entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

b)            this Agreement has been duly executed and delivered by or on behalf of Stockholder and, and assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

c)            Stockholder beneficially owns the number of Shares and other rights with respect to Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

d)            the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

e)            the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

f)             no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

g)            as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6)            Irrevocable Proxy. Subject to the final sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint Parent and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Shares or New Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares and New Shares solely with respect to the matters set forth in Section 1. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares or New Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares or New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with and granted in consideration of and as an inducement to the Company, Parent, First Merger Sub and Second Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7)            Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8)            Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent, and not in Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, as applicable. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director or officer of Parent in the exercise of his or her fiduciary duties as a director or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

9)            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefits of and relating to the Shares or New Shares shall remain vested in and belong to Stockholder.

10)          Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11)           Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Charter Amendment Proposal, and the transactions contemplated thereby.

12)           Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement, the Charter Amendment Proposal, or the transactions contemplated thereby, without the prior written consent of Parent and the Company; provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

13)           Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 8.7 of the Merger Agreement and to Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14)           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

15)           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16)           No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares or New Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17)          Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 17, (c) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 13.

18)           Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

19)           No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Parent, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20)           Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

21)           Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and Stockholder.

22)           Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23)           Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

24)           Construction.

a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

b)            The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

d)            Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

e)            The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

STOCKHOLDER

STOCKHOLDER NAME:

Signature:

Name of signatory (if an Entity):

Title (if an Entity):

[Signature Page to Voting Agreement]

EXECUTED as of the date first above written.

PARENT:

FIRST WAVE BIOPHARMA, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

EXECUTED as of the date first above written.

COMPANY:

IMMUNOGENX, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE 1

Name of Stockholder
Address:

Attention:
Email:

PARENT SECURITIES HELD
Shares:

EXHIBIT B

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

Execution Version

STOCKHOLDER SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of March 13, 2024, is made by and among First Wave BioPharma, Inc., a Delaware corporation (“Parent”), ImmunogenX, Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of Parent.

WHEREAS, concurrently with the entry into of this Agreement, Parent, IMMUNO Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), IMMUNO Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of First Merger Sub with and into the Company (the “First Merger”) and the merger of the Company with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds options to purchase shares of Parent Common Stock (“Parent Stock Options”), restricted stock units to acquire shares of Parent Common Stock (“Parent Restricted Stock Units”), and such other rights to acquire shares of Parent Common Stock, as the case may be, in each case in the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, First Merger Sub, Second Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent, First Merger Sub, Second Merger Sub and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent and the Company agree as follows:

1)            Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Parent Stockholder Matters, Stockholder shall, or shall cause the holder of record on any applicable record date to:

a)            appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3) to be counted as present thereat (in person or by proxy) for purposes of calculating a quorum; and

b)            from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the Parent Stockholder Matters and any matter that would reasonably be expected to facilitate the Parent Stockholder Matters; (ii) against any proposal to remove the limitation initially set at the discretion of holders of Parent Convertible Preferred Stock between 4.9% and 19.9% of the number of shares of Parent Common Stock outstanding immediately after giving effect to the issuance of shares of Parent Common Stock upon conversion (the “Beneficial Ownership Limitation”) restricting such holders from beneficially owning a number of shares of Parent Common Stock in excess of the Beneficial Ownership Limitation; (iii) against any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Parent Stockholder Matters; and (iv) to approve any proposal to adjourn or postpone the applicable meeting to a later date, if there are not sufficient votes for the approval of the Parent Stockholder Matters on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2)            Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the effective time of the approval of the Parent Stockholder Matters or (b) the date as of which, by mutual written agreement of Parent and Stockholder, this agreement is terminated, or (c) twelve (12) months following the date of this Agreement.

3)            Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Parent Stock Options, settlement of Parent Restricted Stock Units or otherwise, including by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4)            Share Transfers. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including by the creation of any Liens (as defined in Section 5(c))) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make: (i) transfers by will or by operation of Law or other transfers for estate planning purposes, in which case this Agreement shall bind the transferee; (ii) with respect to Stockholder’s Parent Stock Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares or New Shares to Parent as payment for the (A) exercise price of Stockholder’s Parent Stock Options and (B) taxes applicable to the exercise of Stockholder’s Parent Stock Options; (iii) with respect to Stockholder’s Parent Restricted Stock Units, (A) transfers for the net settlement of Stockholder’s Parent Restricted Stock Units settled in Shares or New Shares (to pay any tax withholding obligations) or (B) transfers for receipt upon settlement of Stockholder’s Parent Restricted Stock Units, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Stockholder as a result of such settlement; (iv) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof; (v) transfers to another holder of the capital stock of Parent that has signed a support agreement in substantially the form hereof; and (vi) transfers, sales or other dispositions as Parent may otherwise agree in writing as its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by clauses (i) through (vi), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, and, as condition for such transfer, the transferee shall agree in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Parent with a copy of such agreement promptly upon consummation of any such transfer.

5)            Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and the Company as follows:

a)            If Stockholder is an Entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

b)            this Agreement has been duly executed and delivered by or on behalf of Stockholder and, and assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

c)            Stockholder beneficially owns the number of Shares and other rights with respect to Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

d)            the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

e)            the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

f)             no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

g)            as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6)            Irrevocable Proxy. Subject to the final sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint Parent and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Shares or New Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares and New Shares solely with respect to the matters set forth in Section 1. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares or New Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares or New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with and granted in consideration of and as an inducement to the Company, Parent, First Merger Sub and Second Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7)            Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8)            Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent and holder of Parent Stock Options, Parent Restricted Stock Units and other rights to acquire shares of Parent Common Stock, as the case may be, and not in Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director or officer of Parent in the exercise of his or her fiduciary duties as a director or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

9)            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefits of and relating to the Shares or New Shares shall remain vested in and belong to Stockholder.

10)          Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11)          Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Parent Stockholder Matters, and the Contemplated Transactions.

12)          Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions or Parent Stockholder Matters, without the prior written consent of Parent and the Company; provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

13)          Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 8.7 of the Merger Agreement and to Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14)          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

15)            Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16)            No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares or New Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17)            Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 17, (c) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 13.

18)            Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

19)            No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Parent, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20)            Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

21)            Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and Stockholder.

22)            Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23)            Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

24)            Construction.

a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

b)            The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

d)            Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

e)            The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

STOCKHOLDER

STOCKHOLDER NAME:

Signature:

Name of signatory (if an Entity):

Title (if an Entity):

[Signature Page to Parent Support Agreement]

EXECUTED as of the date first above written.

PARENT:

FIRST WAVE BIOPHARMA, INC.

By:
Name:	James Sapirstein
Title:	President and Chief Executive Officer

[Signature Page to Parent Support Agreement]

EXECUTED as of the date first above written.

COMPANY:

IMMUNOGENX, INC.

By:
Name:	Jack Syage
Title:	Chief Executive Officer

[Signature Page to Parent Support Agreement]

SCHEDULE 1

Name of Stockholder
Address:

Attention:
Email:

PARENT SECURITIES HELD
Shares:
Parent Stock Options:
Parent Restricted Stock Units:
Shares underlying other rights (e.g., Parent Warrants):

[Signature Page to Parent Support Agreement]

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

March 13, 2024

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, Florida 33431

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that, concurrently with the execution and delivery of this Lock-Up Agreement, First Wave BioPharma, Inc., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger, dated as of March 13, 2024 (as the same may be amended from time to time, the “Merger Agreement”) with IMMUNO Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, IMMUNO Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, and ImmunogenX, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and material inducement to each of the parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, by a majority vote of the Parent Board (including, with respect to periods after the Closing, at least two (2) Company Directors), and, solely prior to the Closing, the Company (the “Requisite Vote”), the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase, lend any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock, Parent Preferred Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock (including without limitation, Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of an option to purchase Parent Common Stock or warrant or settlement of a Parent Restricted Stock Unit) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”);

(ii)	enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock, Parent Preferred Stock or other securities, in cash or otherwise;

(iii)	make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock, Parent Preferred Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock (other than such rights set forth in the Merger Agreement); or

(iv)	publicly disclose the intention to do any of the foregoing.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)	if the undersigned is a natural person, (A) to any person related to the undersigned (or to an ultimate beneficial owner of the undersigned) by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by or under common control with the undersigned and/or by any such Family Member(s);

(ii)	if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock, Parent Preferred Stock or such other securities that have been so transferred or distributed;

(b)	the exercise of an option to purchase Parent Common Stock (including a net or cashless exercise of an option to purchase Parent Common Stock), and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)	the disposition (including a forfeiture or repurchase) to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

(d)	transfers to Parent in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Parent Common Stock settled in Parent Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock; provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period;

(f)	transfers by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market or in a public offering by Parent, in each case following the Closing Date;

(g)	pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’ capital stock involving a change of control of Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement;

(h)	pursuant to an order of a court or regulatory agency;

(i)	following the approval of the Conversion Proposal, the conversion of Parent Preferred Stock into shares of Parent Common Stock in accordance with the Certificate of Designation;

(j)	[the pledge of the Undersigned’s Shares to Mattress Liquidators, Inc. (“ML”) pursuant to that certain Limited Recourse Pledge Agreement dated [•], 2024 by and among the undersigned, as a grantor, ML, as lender, and the other grantors party thereto (the “Pledge Agreement”);][1] or

(k)	[the sale of all or any portion of the Undersigned’s Shares to ML in connection with a Debt Purchase Transaction (as defined in the Pledge Agreement).][2]

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Parent Common Stock settled in Parent Common Stock that would otherwise expire during the Restricted Period, provided that (A) reasonable notice shall be provided to Parent prior to any such filing and (B)  such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to the lock-up agreement.

1 NTD: Include this in the lock-up agreement for any party that is pledging shares pursuant to the Pledge Agreement.

2 NTD: Include this in the lock-up agreement for any party that is pledging shares pursuant to the Pledge Agreement.

For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Parent's voting securities if, after such transfer, Parent's stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of Parent (or the surviving entity) other than the Contemplated Transactions.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock, Parent Preferred Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent and/or the Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates or the establishment of book-entry positions at Parent's transfer agent representing the Undersigned’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.

This Lock-Up Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parent and the Company (as applicable), pursuant to Requisite Vote and the undersigned.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed
by FIRST WAVE BIOPHARMA, INC.:

By:
Name:
Title:

Accepted and Agreed by IMMUNOGENX, INC.:

By:
	Name:	Jack Syage
	Title:	CEO

[Signature Page to Lock-up Agreement]

EXHIBIT D

FORM OF RESTRICTIVE COVENANTS AGREEMENT

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is made as of March 13, 2024, by and among First Wave BioPharma, Inc., a Delaware corporation, (“Parent”), ImmunogenX, Inc., a Delaware corporation (the “Company”), and [●], an individual (“Restricted Party” and together with Parent and the Company, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

Pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among Parent, the Company, IMMUNO Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“First Merger Sub”), and IMMUNO Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Second Merger Sub”), among other things, (1) at the First Effective Time, First Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “First Merger”) and (2) immediately following the First Merger, the Company will merge with and into Second Merger Sub with Second Merger Sub surviving such merger (the “Surviving Company”).

Restricted Party is a direct owner of the Company and, as a consequence of the transactions contemplated by the Merger Agreement, will receive, directly or indirectly through the Company, substantial consideration (the “Consideration”). As a specific inducement for Parent, First Merger Sub and Second Merger Sub to enter into and consummate the transactions contemplated by the Merger Agreement, Restricted Party is entering into this Agreement intending to be legally bound hereby.

AGREEMENT

Now, therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, including the Consideration to be paid to and received by Restricted Party, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Restrictive Covenants.

(a)            Confidentiality.

(i)            Restricted Party acknowledges that the Confidential Information to which they or their Affiliates had, has or will have access is confidential and proprietary to the Company, that the unauthorized disclosure of any of the Confidential Information to any Person will result in immediate and irreparable competitive injury to Parent, Surviving Company and their Affiliates, and that such injury cannot adequately be remedied by an award of monetary relief. Restricted Party agrees that during the Restricted Period, they shall not, and shall cause their Affiliates not to, disclose any Confidential Information or the terms of this Agreement to any Person, or use any Confidential Information, without the prior written permission of Parent or as may be required by a court order in which case, the Restricted Party shall give Parent prompt advanced notice.

(ii)            Immediately upon the request of Parent, Restricted Party agrees that they shall return to Parent all documents and other materials in any form, and any copies thereof, that constitute, contain, or refer or relate to any Confidential Information.

(iii)            Notwithstanding the foregoing, the Restricted Party may disclose Confidential Information or the terms of this Agreement:

(A)            In furtherance of or pursuant to Restricted Party’s role or duties as an officer or director of Parent or the Surviving Company;

(B)            To the Restricted Party’s accountants, attorneys or other agents who are advising the Restricted Party with respect to the Restricted Party’s interest in the Parent, the Company, or the Surviving Company or the Restricted Party’s rights and obligations under this Agreement, the Merger Agreement, and the agreements expressly contemplated thereby, but only (i) for legitimate business purposes related to the management of the Restricted Party’s interest in the Parent, the Company, or the Surviving Company, the Restricted Party’s rights and obligations under this Agreement, the Merger Agreement, and the agreements expressly contemplated thereby or the Restricted Party’s personal business, financial, accounting, tax or legal affairs and (ii) with such Person having been instructed to maintain the confidentiality of such information;

(C)            as to the Restricted Party that is subject to mandatory reporting obligations under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), only to the extent disclosure is required by the Restricted Party’s mandatory reporting obligations (including public disclosures made in accordance with the Exchange Act);

(D)            to tax authorities to the extent required to be disclosed in conjunction with the filing of tax returns and other reports under applicable tax laws; or

(E)            if such Confidential Information is required to be disclosed by applicable law, in which case, to the extent permitted by applicable law, the disclosing Party shall give the other Party prompt advanced notice, the Parties agree not to disclose the terms of this Agreement to any Person; provided a Party may disclose this Agreement and/or any of its terms to such Party’s attorneys, so long as such Party instructs every such Person to whom the Party makes such disclosure (and receives such Person’s written agreement) not to disclose the terms of this Agreement further.

(iv)            “Affiliate” means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and, if such Person is an individual, “Affiliate” shall also include any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, trust or otherwise).

(v)            “Business” shall mean the business of the development of, obtaining regulatory approval for, and commercialization of, celiac disease therapeutics and celiac disease diagnostics (including companion diagnostics and diagnostic assessment tools) for the treatment of patients with celiac disease, based on the research, development and manufacture of the Company Product Candidates or alternative formulations which are currently being developed by the Company.

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(vi)            “Company Product Candidates” shall mean all products or product candidates developed by the Company or any its Affiliates (including all predecessors).

(vii)            “Confidential Information” shall mean all confidential, proprietary and trade secret information (whether merely remembered or embodied in a tangible or intangible form) furnished before, on or after the date hereof that is related to the Business, the Company or any of its Affiliates (including their respective predecessors), including, but not limited to: (a) any data, agreements, documents, memoranda, reports, “know-how”, interpretations, plans, studies, forecasts, projections, business methods, concepts, models, lists, procedures, formulations, trade secrets, and records; (b) all, notes, analyses, compilations, studies, or other documents which were developed based upon or which include any such Confidential Information, whether prepared by the Company, the Restricted Party or others; (c) the Company’s or any of its Affiliates’ software, technology, developments, improvements and methods of operation; (d) the descriptions, specifications, numbers, names, vendors, suppliers, characteristics, costs, anticipated pricing, performance, market potential, suitability, and other information relating to the Company Product Candidates; and (e) the Company’s or any of its Affiliates’ results of operations, financial condition, projected financial performance, sales and profit performance, financial requirements or the names and addresses of, or amounts of compensation paid to, the Company’s or its Affiliates’ employees, agents consultants and business relationships; provided, however, it is understood that Confidential Information shall not include any information which (i) is in the public domain at the time of disclosure to the Restricted Party, (ii) currently is or becomes known in the public domain generally, in each case through no wrongful act of the part of Restricted Party, (iii) at the time of receipt is or was already in the possession of the Restricted Party, or becomes known to the Restricted Party or any of its Affiliates or representatives on or after the date hereof from a third party on a non-confidential basis who is not known by such recipient to be bound by any confidentiality obligation, (iv) is specifically released in writing by Parent from confidential status or (v) is independently developed by the Restricted Party without aid, application or use of any Confidential Information.

(viii)            “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity.

(ix)            “Restricted Period” shall mean a period of three (3) years after the date hereof.

(x)            “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

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(b)            Non-Competition. Except with respect to Restricted Party’s employment or service (including pursuant to board, committee or any advisory role) with Parent and/or the Surviving Company, Restricted Party acknowledges and agrees that during the Restricted Period, Restricted Party will not, and shall cause Restricted Party’s Affiliates not to, directly or indirectly, individually or with others, own, manage, operate or control, or become engaged or serve as a shareholder, officer, director, partner, member, employee, agent, consultant, advisor, or representative of, or give financial, technical or other assistance to, otherwise invest in, lend to, or have a financial interest in, or in exchange for compensation otherwise associate with any Person that performs all or any part of the Business anywhere in the world (the “Territory”). Nothing herein shall prohibit Restricted Party or Restricted Party’s Affiliates from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Restricted Party or Restricted Party’s Affiliates has no active participation in the business of such corporation.

(c)            Non-Solicitation. Except with respect to Restricted Party’s employment or service (including pursuant to board, committee or any advisory role) with Parent and/or the Surviving Company, Restricted Party agrees that during the Restricted Period, they shall not, directly or indirectly, through an Affiliate or otherwise in any manner (whether on the Restricted Party’s own account, or as an employee, director consultant, agent, partner, manager, joint venture, owner operator or officer of any other Person or in any other capacity, but in all such cases, excluding any actions or omissions taken pursuant to such Restricted Party’s role or duties as an officer or director of Parent or the Surviving Company): (i)(X) recruit, solicit, employ, retain or induce, or attempt to recruit, solicit, employ, retain or induce, any current employee, consultant, or freelancer of the Company (each a “Restricted Employee”) to leave his or her employment, consultancy or representative relationship with Parent or Surviving Company, (Y) in any way interfere with the relationship between Parent or Surviving Company on the one hand and Restricted Employee on the other hand or (Z) hire, employ, engage or otherwise retain or enter into any business relationship with any Restricted Employee; provided, however, that general solicitations not specifically directed toward Restricted Employees will not constitute a breach of covenants in this Section; or (ii)(W) solicit or induce, or attempt to solicit or induce, any Person that is a supplier, vendor, referral source, or other business relation of the Company thereof to cease doing business with Parent or its Affiliates, or in any way materially adversely interfere with the relationship between any such supplier, vendor, referral source or other business relation, on the one hand, and Parent or any of its Affiliates on the other hand, (X) solicit any business related to all or any portion of the Business from any current or former supplier, vendor or other business relation of the Company, Parent or any of its Affiliates; (Y) solicit, divert or take away, or attempt to solicit, divert or take away, any trade, any business or good will related to all or any portion of Parent or its Affiliates, or otherwise compete in any manner for any trade, business or good will which became known to Restricted Party through his/her employment with the Company related to the Business; or (Z) request or influence, or attempt to influence, any supplier, vendor, referral source, lessor or other business relation of the Company not to do business with Parent or any of its Affiliates.

(d)            Non-Hire. Restricted Party agrees that during the Restricted Period, they shall not, directly or indirectly, through an Affiliate or otherwise in any manner (whether on the Restricted Party’s own account, or as an employee, director consultant, agent, partner, manager, joint venture, owner operator or officer of any other Person or in any other capacity, but in all such cases, excluding any actions or omissions taken pursuant to such Restricted Party’s role or duties as an officer or director of Parent or the Surviving Company) hire, engage or otherwise retain the services of any Restricted Employee during the time such Restricted Employee is an employee or consultant of either Parent or Surviving Company.

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(e)            Non-Disparagement.

(i)            During the Restricted Period, the Restricted Party agrees that Restricted Party shall not, and shall cause Restricted Party’s Affiliates not to, directly or indirectly, make any statement that is intended to become public, or that should reasonably be expected to become public, and that ridicules, disparages or is otherwise derogatory of the Company, Parent or any of their respective subsidiaries, Affiliates, employees, officers, directors, members or stockholders. Notwithstanding the covenants contained in this Section 1(e)(i), neither the Restricted Party nor its Affiliates shall be prohibited or restricted from (X) making any such statements that the Restricted Party or any of its Affiliates, as applicable, reasonably believes in good faith to be necessary in responding to or initiating a bona fide claim involving such Person (including in connection with asserting or responding to any claim related to the Merger Agreement, any other agreement entered into in connection therewith or this Agreement) or (Y) answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution process or as required by any Law, order, writ, or injunction, or as required under the Exchange Act or similar reporting obligations.

(f)            Remedies. Restricted Party acknowledges the breach or threatened breach of any of the covenants undertaken herein would cause irreparable injury to the Business, Parent and/or any of its Affiliates, for which no adequate remedy at law exists. Therefore, Restricted Party agrees that in the event of such breach or threatened breach by Restricted Party of any of the terms and conditions of this Agreement, Parent and each of its Affiliates or any of their successors or assigns shall be entitled, if it so elects and in addition to any other rights or remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction to specifically enforce this Agreement or enjoin Restricted Party from breaching or attempting to breach this Agreement. This remedy is in addition to and not in lieu of the remedies otherwise available to Parent and its Affiliates, and Parent and its Affiliates may institute an action against Restricted Party to obtain injunctive and/or declaratory relief while pursuing claims for damages based on the same set of facts in the jurisdiction specified in Section 4(d). Restricted Party agrees that Parent and its Affiliates shall be entitled to injunctive or declaratory relief without the necessity of posting any bond or Parent and its Affiliates having to prove irreparable harm or actual damages and that Restricted Party waives any claim or right to posting of any such bond or proving irreparable harm or actual damages. The protections contained within this Section 1 are in addition to, and not in lieu of, all protections afforded by applicable state and federal law, including those relating to protection of trade secrets and protection of computer systems and electronic information. Parent’s or its Affiliates’ election to institute an action against Restricted Party in a court of its choosing under this Section 1 shall not constitute a waiver of Parent’s or its Affiliates rights under Section 4(d) of this Agreement. In addition, in the event of an alleged breach or violation by Restricted Party of this Section 1, the Restricted Period shall be tolled until such breach or violation has been cured.

(g)            Acknowledgment. Restricted Party acknowledges that they have carefully read this Agreement and have given careful consideration to the restraints imposed upon them and is in full accord as to their necessity for the reasonable and proper protection of Parent’s and its respective Affiliates’ interests. Restricted Party recognizes the importance of the covenants contained in this Section 1 and acknowledges that, based on their past experience, the Business and the currently anticipated plans to expand the Business, the restrictions imposed herein are (i) reasonable in scope, time and area; (ii) necessary for the protection of Parent’s and its Affiliates’ legitimate business interests, including trade secrets, goodwill and relationships with Customers, Prospective Customers and suppliers and (iii) not unduly restrictive of any rights of Restricted Party or unreasonable impositions of Restricted Party’s ability to work and earn a living. In addition, Restricted Party agrees and acknowledges that the potential harm to the Business and Parent of the non-enforcement of this Section 1 outweighs any harm to Restricted Party. Restricted Party acknowledges and agrees that the covenants contained in this Section 1 are essential elements of this Agreement and that but for these covenants Parent, First Merger Sub and Second Merger Sub would not have entered into the Merger Agreement. Restricted Party acknowledges that the Business has been conducted throughout the Territory, that the restrictions contained within this Section 1 are reasonable and necessary to protect the goodwill of the Business, and that Restricted Party shall not challenge the enforceability or reasonableness of these restrictive covenants. Restricted Party understands and agrees that the restrictions and covenants contained in this Section 1 are in addition to, and not in lieu of, any non-competition, non-solicitation or other similar obligations contained in any other agreements between Restricted Party and Parent or any of its Affiliates.

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(h)            Enforcement. It is the understanding and desire of the Parties that the covenants contained in this Section 1 shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement may be sought, and that should any particular provision(s) of such covenants be deemed invalid or unenforceable, such provision(s) shall be deemed amended to delete therefrom the invalid portion(s) and in its reduced form, such covenant shall be enforceable. To the extent that any provision(s) in Section 1 is (are) deemed unenforceable by virtue of its (their) scope, but shall be enforceable by limitation thereof, Parent and its Affiliates will be entitled to enforce such provision(s) to the extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and such provision(s) may be so modified and enforced by a court of competent jurisdiction.

2.            Representations and Warranties. Restricted Party has received and carefully reviewed the Merger Agreement, the schedules, exhibits and annexes thereto and the documents contemplated thereby, is familiar with the transactions contemplated hereby and thereby and fully understands the terms and conditions set forth herein and in the Merger Agreement. Restricted Party has consulted with independent advisors and counsel regarding Restricted Party’s rights and obligations under this Agreement and intends for such terms to be binding upon and enforceable against Restricted Party. Restricted Party hereby warrants and covenants that (i) Restricted Party’s execution, delivery and performance of this Agreement does not and shall not result in a breach of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which Restricted Party is subject and (ii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Restricted Party, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and by general equitable principles).

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3.            Notices. All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) if delivered personally, when received, (b) on the next Business Day if transmitted by national overnight courier with confirmation of delivery or (c) if sent by email, when dispatched provided that receipt is confirmed electronically, as follows:

Notices to Restricted Party: To the address set forth on the signature page hereto.
Notices to Parent: First Wave BioPharma, Inc. 777 Yamato Road, Suite 502 Boca Raton, FL 33431 Attention: James Sapirstein E-mail: jsapirstein@firstwavebio.com	with a copy to (which shall not constitute notice): Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Attention: Michael Lerner Email: mlerner@lowenstein.com

4.            General Provisions.

(a)            Amendment and Waiver. The provisions of this Agreement may be amended and waived only in writing by Parent, the Company and Restricted Party.

(b)            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)            Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

(d)            Choice of Law; Waiver; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the internal law, and not the law of conflicts, of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereby irrevocably waive any and all right to trial by jury in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each Party hereby submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid and return receipt requested, to its address set forth in Section 3, such service to become effective ten days after such mailing.

(e)            Successors and Assigns; Assignability. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the Parties hereto. Parent and Surviving Company shall have the right to sell, assign or otherwise transfer this Agreement, in whole or in part, to any Person that purchases all or substantially all of Parent, Surviving Company or all or substantially all of their assets or the Business. Restricted Party may not assign this Agreement without the written consent of Parent and any assignment by Restricted Party without such consent shall be void ab initio.

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(f)            Attorneys’ Fees and Costs. In the event of any action or proceeding regarding or arising from this Agreement, the losing Party shall bear its own attorneys’ fees and costs as well as pay the attorney’s fees and costs of the prevailing Party.

(g)            Headings; Construction; Definitions. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The recitals are hereby incorporated into this Agreement in their entirety. The word “including” shall mean “including without limitation.”

(h)            Counterparts; Delivery. This Agreement may be executed and delivered in any number of counterparts (including by means of facsimile or electronically transmitted signature pages), each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party.

* * * * *

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The undersigned have executed this Restrictive Covenant Agreement on and as of the date first above written.

PARENT:

FIRST WAVE BIOPHARMA, INC.

By:
Name:	James Sapirstein
Title:	President and Chief Executive Officer

Signature Page to Restrictive Covenant Agreement

COMPANY:

IMMUNOGENX, INC.

By:
Name:	Jack Syage
Title:	Chief Executive Officer

Signature Page to Restrictive Covenant Agreement

RESTRICTED PARTY:

[●]

Address:

Signature Page to Restrictive Covenant Agreement

EXHIBIT E

FORM OF CERTIFICATE OF DESIGNATION

EXHIBIT F

FORM OF LETTER OF TRANSMITTAL

EXHIBIT G

FORM OF ACCREDITED INVESTOR QUESTIONNAIRE